Exhibit 10.6

EMPLOYMENT AGREEMENT

By and between:

GWire CORPORATION

a Utah corporation

and

DAVID LEE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of November 2012, by and between GWire Corporation, a Utah corporation (the “Company”), and David Lee (“Employee”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

1. Position and Responsibilities.

(a) Position

.  The Company shall employ Employee to render services to the Company in the position of Chief Executive Officer.  Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Company.  Employee shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

(b) Other Activities

.  Except upon the prior written consent of the Company, Employee will not, during Employee’s employment with the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities hereunder or create a conflict of interest with the Company.

(c) No Conflict

.  Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2. Compensation and Benefits.

(a) Compensation

.  In consideration of the services to be rendered under this Agreement, the Company shall compensate Employee at a rate of One Hundred Fifty Thousand Dollars ($150,000) per year (as adjusted from time to time in accordance herewith, “Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practices.  Employee’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.  Employee’s Base Salary does not include bonuses paid by the Company.

(b) Equity Incentive Share Bonus

.  In addition to the Base Salary, the Company hereby awards to Employee an equity bonus of Two Million, One Hundred Twenty-five Thousand (2,125,000) shares of the Company’s common stock (the “Bonus Shares”) to vest immediately upon the date hereof. The Bonus Shares are subject to certain restrictions contained in that certain Voting Agreement and Proxy of even date herewith (the “Voting Agreement”), entered into by and among the Company, the Employee and ActiveCare, Inc., a Delaware corporation (“ActiveCare”) and the parent of the Company.

(c) Stock Options.  As additional compensation to Employee, the Company hereby grants to Employee non-qualified stock options to purchase Two Million, One Hundred Twenty-five Thousand (2,125,000) shares of the Common Stock of ActiveCare at a purchase price of Ten Cents ($0.10) per share (the “Options”).  The Options shall vest on the date hereof.  The exercise of the Options is restricted and limited by the terms of the Stock Option Agreement under which the Options are granted to Employee.

(d) Vacation

.  Employee shall be entitled to vacation and other leave in accordance with the Company’s policies generally applicable to similarly-situated employees.  Subject to applicable law, the amount of vacation and other leave available to Employee as well as the policies applicable thereto can be adjusted, reduced or eliminated from time to time in the Company’s sole discretion.  Initially, Employee shall be entitled to twenty (20) days of Paid Time Off (PTO), to be accrued and used in accordance with the Company’s vacation and other leave policies, as such policies may be amended from time to time.

(e) Benefits

.  Employee shall be eligible to participate in the benefits, if any, made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.  Such benefits and perquisites can be adjusted, reduced or eliminated from time to time in the Company’s sole discretion.

(f) Expenses

.  The Company shall reimburse Employee for reasonable business expenses incurred in the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement guidelines, provided that such expenses are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

3. Term

. The term of this Agreement and of Employee’s employment hereunder shall be two (2) years from the date hereof, subject to termination prior to the end of such term as provided in Section 4, below. Upon such termination of employment, all obligations of the Company under this Agreement shall cease except as otherwise specifically provided herein.

4. Termination of Employment.

(a) Definitions

.  For purposes of this Agreement:

(i) “Cause” shall mean a finding by the Company, in its sole discretion, that (A) Employee has committed of an act of fraud, dishonesty or embezzlement against the Company or any customer or client thereof; (B) Employee has been convicted (or entered a plea of nolo contendere in lieu thereof) of a felony or of a crime involving fraud, dishonesty, moral turpitude, or physical harm to any person; (C) Employee has materially breached one or more terms of this Agreement; (D) Employee has disclosed Confidential Information (as defined below) without authorization which disclosure Employee knew or reasonably should have known would result in material damage to the Company; (E) Employee has engaged in conduct that is in bad faith and materially injurious to the Company, including, but not limited to, misappropriation of trade secrets or a business opportunity; (F) Employee has refused to implement or follow a lawful rule, policy, regulation, or directive of the Company; (G) Employee has used drugs or alcohol in violation of Company policy or that impedes Employee’s job performance; (H) Employee has committed any act to secure or attempting to secure any personal profit not fully disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company; (I) Employee has engaged in any gross, willful or wanton negligence, intentional misconduct, or conduct which constitutes a breach of any fiduciary duty owed to the Company by Employee; or (J) Employee has accepted employment with any other employer.

(A) A breach by the Company of any material provision of this Agreement.

(ii) “Termination Notice” shall mean a written notice that: (A) indicates the specific termination provision in this Agreement relied upon; (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, to the extent applicable; and (C) specifying the effective date of termination of employment which, if submitted by Employee, shall be at least four (4) weeks following the date of such notice; provided, however, that in the event that Employee delivers a Termination Notice to the Company, the Company may, in its sole discretion, change the effective date of termination of employment to any date that occurs following the date of the Company’s receipt of such Termination Notice (even if such date is prior to the date specified in such Termination Notice).  A Termination Notice submitted by the Company may provide for an effective date of termination of employment on the date Employee receives the Termination Notice, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Termination Notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(iii) “Voluntary Termination” shall mean the termination by Employee of Employee’s employment with the Company other than: (A) due to death or disability (as provided in Section 4(e) below); (B) simultaneous with termination for Cause; or (C) simultaneous with or following an event which, whether or not known to the Company at the time of such Voluntary Termination by Employee would constitute Cause.  In the event of a Voluntary Termination, Employee shall deliver to the Company a Termination Notice in accordance with Section 4(a)(ii).

(b) Termination Without Cause

.  After the initial two year period set forth in Section 3, the Company may terminate Employee’s employment hereunder at any time without Cause by delivering a Termination Notice to Employee specifying that Employee’s termination is without Cause pursuant to this Section 4(b).  If the Company terminates Employee’s employment without Cause, then the Company shall pay to Employee any compensation to which Employee is entitled up through the date of termination (including amounts for any accrued but unused vacation time, and any bonus declared by the Company but not yet paid to Employee) and shall reimburse Employee for any reimbursable business expenses incurred by Employee on behalf of the Company prior to the effective date of termination.  Thereafter, all obligations of the Company under this Agreement (except any obligation that may exist under Section 5) shall cease.

(c) Termination for Cause

.  The Company may terminate Employee’s employment hereunder at any time for Cause by delivering a Termination Notice to Employee specifying that Employee’s termination is for Cause pursuant to this Section 4(c).  If the Company terminates Employee’s employment for Cause, then the Company shall pay to Employee any compensation to which Employee is entitled up through the date of termination (excluding any amounts for any accrued but unused vacation time and any bonus declared by the Company but not yet paid to Employee) and shall reimburse Employee for any reimbursable business expenses incurred by Employee on behalf of the Company prior to the effective date of termination, subject in each case to any other rights or remedies of the Company under this Agreement or any other agreement, or at law or in equity.  Thereafter, all obligations of the Company under this Agreement shall cease.

(d) Death

.  Employee’s employment shall terminate automatically upon Employee’s death.  The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation to which Employee is entitled up through the date of termination (including amounts for any accrued but unused vacation time, and any bonus declared by the Company but not yet paid to Employee) and shall reimburse Employee’s beneficiaries or estate, as appropriate, for any reimbursable business expenses incurred by Employee on behalf of the Company prior to the effective date of termination.  Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 4(d) shall affect any entitlement of Employee’s heirs or devisees to the benefits of any life insurance plan or applicable benefit.

(e) Disability

.  If Employee becomes eligible for the Company’s long-term disability benefits or if, in the sole opinion of the Company, Employee is unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Employee’s employment by delivering a Termination Notice to Employee specifying that Employee’s termination is made pursuant to this Section 4(e).  The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination (including amounts for any accrued but unused vacation time, and any bonus declared by the Company but not yet paid to Employee) and shall reimburse Employee for any reimbursable business expenses incurred by Employee on behalf of the Company prior to the effective date of termination.  Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 4(e) shall affect Employee’s rights under any disability plan in which Employee is a participant.

(f) Voluntary Termination

.  Employee may terminate his employment voluntarily in accordance with a Termination Notice delivered to the Company specifying that Employee’s termination is a Voluntary Termination pursuant to this Section 4(f).  In the event of a Voluntary Termination, the Company shall pay to Employee any compensation to which Employee is entitled up through the date of termination (including amounts for any accrued but unused vacation time but excluding any bonus declared by the Company but not yet paid to Employee) and shall reimburse Employee for any reimbursable business expenses incurred by Employee on behalf of the Company prior to the effective date of termination.  Thereafter, all obligations of the Company under this Agreement shall cease.

5. Severance

.  If the Company terminates the employment of Employee without Cause (as provided in Section 4(b)), provided that such termination of employment constitutes a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”), and only in such event, Employee shall be eligible to receive his then-current Base Salary payable in the form of salary continuation (“Severance”) for the longer of (a) three (3) months, or (b) the balance of the Initial Period (as defined below), so long as Employee does not violate any of the terms of Section 7 or Section 8.  Employee’s eligibility for Severance is subject to and conditioned on Employee’s execution of and compliance with the terms of a general release and waiver in the form acceptable to the Company (the “Separation and Release Agreement”).  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment of Severance that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.  Should the Company learn that Employee has violated any of the terms of Section 7 or Section 8 during the salary continuation period (the “Severance Period”), then the Company may immediately cease such payments and Employee must, on demand, repay to the Company the payments for each month in which Employee breached any of the terms of Section 7 or Section 8.  Furthermore, such Severance shall be reduced by any remuneration paid to Employee because of Employee’s employment or self-employment during the Severance Period.  Employee shall promptly report all such remuneration to the Company in writing.  Employee shall not be entitled to any Severance if: (i) Employee’s employment is terminated for Cause (in accordance with Section 4(c)), by death (as provided in Section 4(d)) or by disability (as provided in Section 4(e)), or (ii) Employee chooses not to sign the Separation and Release Agreement, or chooses to revoke the Separation and Release Agreement in accordance with the terms thereof once signed.  For purposes of this Section 5, the term “Initial Period” means the twenty-four (24) month period commencing on Employee’s first day of employment with the Company.

6. Termination Obligations.

(a) Return of Property

.  Employee agrees that all property (including without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials, furnished to or created or prepared by Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company promptly upon termination of Employee’s employment.

(b) Resignation and Cooperation

.  Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices, directorships and managerships then held with the Company or any of its subsidiaries or other Affiliates.  Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

7. Confidential Information

.  In exchange for Employee’s promises and covenants contained in this Section 7 and elsewhere in this Agreement, including Section 8, the Company agrees to provide Employee with access to Confidential Information (as defined below) of the Company, including, without limitation, trade secrets and proprietary information regarding the Company’s business, necessary for Employee to perform his duties under this Agreement.  In connection therewith, Employee acknowledges that because of Employee’s position with the Company, Employee will have access to Confidential Information of the Company.  Accordingly, Employee hereby agrees that, during his employment and at all times thereafter, he will hold the Confidential Information of the Company in strict confidence and will neither use (for himself or any third party) the information nor furnish, make available or disclose it to anyone, except to the extent necessary to carry out his responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than Employee.  As used in this Agreement, “Confidential Information” means any information relating to the business or affairs of the Company and its Affiliates (as defined below), including, but not limited to, this Agreement, information relating to financial statements, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, employees, suppliers, project designs, project methods, know-how, computer programs, procedures, advertising programs, advertising techniques, target markets, servicing methods, equipment, programs, strategies and information, market analyses, profit margins, past, current or future marketing strategies, or any other proprietary information used by the Company or its subsidiaries; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no act on the part of Employee.  Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that he is under a contractual and common law duty to not disclose the Confidential Information to any third party at any time.  Employee acknowledges and agrees that his non-disclosure obligation applies to all Confidential Information of the Company, no matter when he obtained knowledge of or access to such Confidential Information.  Employee further acknowledges that the Company would not employ him or provide him with access to its Confidential Information, but for his promises and covenants contained in this Section 7 and elsewhere in this Agreement, including Section 8.  For purposes of this Agreement, the term “Affiliate” means (a) with respect to a Person (as defined below): (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, manager or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, trustee, or holder of ten percent (10%) or more of the outstanding voting interests of any Person described in item (i) or (ii) of this clause (a); and (b) with respect to the Company: (i) ActiveCare and its Affiliates, and (ii) any Person for whom the Company provides management or administrative services, and their respective Affiliates.  For purposes of clause (a) in the definition of Affiliate above, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  For purposes of this Agreement, the term “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

8. Non-Competition and Non-Solicitation Covenants

(a) Prohibited Activities

.  In the event Employee is terminated for Cause  or Employee voluntarily terminates his employment with the Company, during the term of Employee’s employment and for twenty-four (24) months thereafter (the “Non-Compete Period”), in addition to Employee’s other obligations hereunder, Employee shall not, in any manner, directly or indirectly, in the Restricted Territory: (i) engage or invest in, (ii) own, manage, operate, finance, control, (iii) participate in the ownership, management, operation, financing, or control of, or (iv) be employed by, work for or with, or in any way assist, any business, person, firm, corporation, partnership, limited liability company, governmental or private entity, or any other entity of whatever kind, engaged in providing PERS, products and/or services that are substantially similar to or competitive with those offered or provided by the Company or any of its subsidiaries at any time during the Non-Compete Period or for which the Company or any of its subsidiaries has adopted a plan or authorized a budget prior to the effective date of Employee’s termination of employment (collectively, the “Restricted Business”).  For purposes of this Agreement, the “Restricted Territory” means the geographic area consisting of the United States of America.  Nothing contained in this Agreement, including this Section 8(a), shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Employee has no active participation in the business of such corporation.

(b) Non-Solicitation

.  During the term of Employee’s employment and for twenty-four (24) months thereafter (the “Non-Solicitation Period”), Employee shall not directly or indirectly (i) divert or attempt to divert from the Company or any of its subsidiaries any business of any kind, including without limitation the solicitation of or interference with any of the Company’s or its affiliates’ customers, clients, members, investors, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by or otherwise providing services to the Company or any of its subsidiaries to terminate his or her employment or services with the Company or any such subsidiary or to take employment with another person.

(c) Communication of Contents of Covenants

.  During the Non-Compete Period, Employee shall communicate the contents of this Section 8 to any person (including any business) that Employee intends to be retained or employed by, associated with, or represent and which Employee knows is engaged in the Restricted Business in the Restricted Territory.

(d) Tolling of Covenants

.  If it is judicially determined that Employee has violated any of his or her obligations under this Agreement, then the Non-Compete Period or the Non-Solicitation Period, as the case may be, will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

(e) Employee’s Acknowledgments

.  Employee acknowledges that the obligations of Employee under this Section 8 (including the geographic boundaries, scope of prohibited activities and the time duration of the provisions) are reasonable in the context of the nature of the Restricted Business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations, and are no broader than are necessary to protect the legitimate business interests of the Company.  Employee further acknowledges that the Company would not have employed Employee in the absence of this Section 8 and the other covenants and representations and warranties of Employee made herein, which Employee acknowledges constitutes good, valuable and sufficient consideration.  Employee also acknowledges that, in the event Employee’s employment with the Company is terminated for any reason, Employee will be able to earn a livelihood without violating his obligations under this Section 8 and that Employee’s ability to earn a livelihood without violating such obligations is a material condition to Employees employment and continued employment with the Company.

(f) Specific Performance

.  The parties agree (i) that it is impossible to measure in money the damages that will accrue to the Company if Employee fails to perform his obligations under this Section 8, (ii) that failure by Employee to substantially and materially perform such obligations may result in irreparable damage to the Company, and (iii) that specific performance of Employee’s obligations may, therefore, be obtained by suit in equity.  Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this Section 8, without the requirement of posting any bond or the necessity of proof of actual damage.  Without limiting the generality of the preceding sentence, the Company shall be entitled to an injunction from any federal or state court located in the County of Utah, in the State of Utah restraining Employee from committing or continuing any violation of this Section 8.  Employee will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that the Company has or had an adequate remedy at law.

9. Miscellaneous.

(a) Severability

.  If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

(b) Taxes

.  All amounts paid under this Agreement (including, without limitation, Base Salary, bonuses and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

(c) Governing Law

.  This Agreement shall be governed by the laws of the State of Utah without regard to conflict of law principles.

(d) Dispute Resolution

.  All disputes and controversies arising out of or in connection with this Agreement, Employee’s employment with the Company, or the transactions contemplated hereby shall be resolved exclusively by the state and federal courts located in Utah County in the State of Utah, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.

(e) WAIVER OF RIGHT TO JURY TRIAL

.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f) Fees and Costs

.  The prevailing party in any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement or Employee’s employment with the Company shall be reimbursed by the party who does not prevail for their reasonable attorneys’, accountants’, and experts’ fees and for the costs of such proceeding.  The provisions set forth in this Section shall survive the merger of these provisions into any judgment.

(g) Amendments; Waivers

.  This Agreement may not be modified, amended, or changed except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee.  No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.

(h) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s Separation from Service with the Company, Employee is a “specified employee,” as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(ii) This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Employee with respect to any Section 409A Penalties.

(iii) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This Section 9(h)(iii) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

(iv) Additionally, in the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(i) Remedies

.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(j) Assignment

.  The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

(k) Parties in Interest

.  Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

(l) Construction

.  The terms of this Agreement have been negotiated by the parties hereto, and no provision of this Agreement shall be construed against either party as the drafter thereof.

(m) Interpretation

.  This Agreement shall be construed as a whole, according to its fair meaning.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

(n) Notice

.  Any notices, consents, agreements, elections, amendments, approvals and other communications provided for or permitted by this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed effectively given upon the earliest to occur of the following: (i) upon personal delivery to such party; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (v) upon actual receipt by the party to be notified via any other means (including public or private mail, electronic mail or telegram); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the party to whom it is addressed.  All communications shall be sent to the party’s address set forth on the signature page below, or at such other address as such party may designate by ten (10) days advance written notice to the other parties in accordance with this Section 9(n).

(o) Survival

.  The terms and provisions of the Company’s and Employee’s obligations or agreements under Sections 4, 5, 6, 7, 8 and 9 herein shall survive any termination of Employee’s employment hereunder, the termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

(p) Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the parties.

(q) Authority

.  Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

(r) Entire Agreement

.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein.  To the extent that the practices, policies or procedures of the Company, nor or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

(s) EMPLOYEE ACKNOWLEDGEMENT

.  EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT EMPLOYEE DEEMS NECESSARY OR APPROPRIATE, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

“COMPANY”

GWIRE CORPORATION,
a Utah corporation

By:
Name:
Title:

Address:

“EMPLOYEE”

David Lee

Address:
Telephone:
Facsimile:
Email: